Exhibit 99.1

EVERI REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2021 RESULTS
Ongoing Strength in Recurring Revenues and Record Game Machine Sales Drive 51% Year-over-Year Increase in Quarterly Revenues
Initiates 2022 Full Year Guidance, including Adjusted EBITDA Growth of 6% - 8%
Las Vegas – March 1, 2022 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of land-based and digital casino gaming content and products, financial technology and player loyalty solutions, today announced results for the fourth quarter and full year ended December 31, 2021.
Fourth Quarter 2021 Financial Highlights
•Revenues rose 51% to a quarterly record $180.4 million from $119.6 million in the 2020 fourth quarter.
•Net income grew to a record $89.4 million, or $0.88 per diluted share, compared to $1.1 million, or $0.01 per diluted share, in the 2020 fourth quarter; net income in the 2021 fourth quarter includes an improvement of 180% in operating income as well as a $63.5 million, or $0.62 per share, income tax benefit related to the reversal of deferred tax asset valuation allowances.
•Adjusted EBITDA, a non-GAAP financial measure, increased 45% to a fourth quarter record $88.8 million from $61.2 million in the 2020 fourth quarter.
•Free Cash Flow, a non-GAAP financial measure, rose 37% to $19.7 million, inclusive of $31.5 million in placement fees paid to extend an agreement with a customer and to fund incremental placements with another customer, compared to $14.4 million of Free Cash Flow in the 2020 fourth quarter.
Record Full Year 2021 Financial Highlights
•Revenues rose 72% to $660.4 million compared to $383.7 million in 2020, and exceeded the prior record year achieved in 2019 by 24%, or $127.2 million.
•Net income, inclusive of $34.4 million in pre-tax costs for the extinguishment of debt associated with the Company's refinancing of its outstanding debt in the third quarter and the income tax benefit noted above, increased to a record $152.9 million, or $1.53 per diluted share, compared to a net loss of $81.7 million, or $(0.96) per diluted share, in 2020 and was $136.4 million higher than 2019.
•Adjusted EBITDA, a non-GAAP financial measure, increased 97% to $347.2 million compared to $176.5 million in 2020 and was 37%, or $94.0 million, higher than the prior record of $253.2 million generated in 2019.
•Free Cash Flow, a non-GAAP financial measure, increased to a record $158.7 million from $28.9 million in 2020 and was more than triple the $43.8 million generated in 2019.

Michael Rumbolz, Chief Executive Officer of Everi, said, “Our record fourth quarter 2021 results capped a year in which we delivered record-setting annual financial performance across our business. Driven by significant successes in both our Games and FinTech segments, we achieved new all-time full-year records for revenues, net income, Adjusted EBITDA, and Free Cash Flow.

“This performance reflects our strategic focus on growing our recurring revenues and our continued investment in the development of new and enhanced products that help our customers grow revenue and manage their business more effectively. The dedicated and collaborative efforts of our talented global workforce to execute on our operating priorities is clearly evidenced in these strong results. As we begin 2022, our core recurring-revenue businesses continue to grow and our newer initiatives – including iGaming and cashless wallet technology – have a strong foundation from which we expect to generate substantial contributions to our future financial performance.

“For 2022, we expect another year of steady growth as our operating results benefit from the continued expansion of our installed base of leased gaming units, growing ship share of gaming machines sold, continued increases in same-store financial access transactions and ongoing organic growth of our Loyalty and regulatory compliance ("RegTech") solutions. Ongoing momentum in these product categories combined with our prudent management of operating and R&D expenses is expected to deliver another year of strong Free Cash Flow generation that will continue to enable Everi to allocate capital towards return-focused investments that generate further growth.

"Our capital allocation priorities will focus on increasing investment in internal product innovation and product enhancements to sustain consistent longer-term growth, as well as the continued pursuit of scalable, bolt-on acquisitions that can expand our product portfolio, boost our addressable market, geographically grow our currently served markets, and further diversify our revenue sources. Our recent announcements to acquire ecash Holdings and certain assets of Atlas Gaming in Australia provide long-term growth opportunities that complement our business strengths.”

Randy Taylor, Everi’s President and Chief Operating Officer, added, “Our fourth quarter financial results reflect the successful alignment and execution of our operating initiatives. Despite a year that began with substantial pandemic impacts, our Games business achieved record gaming machine unit sales and ended the year with a record-high gaming operations installed base. Our FinTech business generated significant year-over-year quarterly growth in same-store financial access transactions and funds processed that exceeded historical growth rates and our Loyalty and RegTech software solutions recorded double-digit revenue increases.

“Our operating momentum has been driven primarily by the strength of our high-margin Games and FinTech recurring revenue operations. Momentum in our Games business is evidenced by the achievement of the 11th consecutive quarter-end increase in our installed base of gaming operations units, inclusive of higher-earning premium units that helped drive a year-over-year increase in daily win per unit. Record quarterly slot machine sales of 1,910 units, a 62% sequential increase over the strong 2021 third quarter unit sales and a 42% year-over-year improvement over the 2019 fourth quarter, reflect continued growth in our ship share of replacement units. With annual industry replacement sales expected to increase in 2022, the investments we have made to expand and extend our Games portfolio have positioned Everi to achieve consistent progress towards our longer-term target of a 15% ship share for units sold.

“Our FinTech business generated record revenue, operating profit and Adjusted EBITDA in the fourth quarter, reflecting the benefit of our investments in the development of a comprehensive portfolio of integrated solutions that allow customers to operate more efficiently and productively. During the quarter, we facilitated more than 31 million transactions that delivered nearly $10 billion in value of funds to casino floors, a 25% increase over the then-record level of funds delivered in the pre-pandemic 2019 fourth quarter.

“Our improved earnings continue to translate into substantial Free Cash Flow, which increased more than five-fold year over year in 2021 to $158.7 million; a level that exceeds the last five years combined. We expect to continue to generate strong Free Cash Flow this year, which positions us to increase the capital we allocate towards return-focused investments in product innovation to sustain our growth and provide continued optionality to pursue accretive, scalable acquisitions that further enhance our growth prospects. We believe the Company’s best years are still ahead and with a well-defined operating plan and our team’s exceptional ongoing execution, we will continue to build stakeholder value.”
Consolidated Full Quarter Comparative Results (unaudited)

	As of and for the Three Months Ended December 31,
	2021	2020
	(in millions, except per share amounts)
Consolidated revenue	$180.4	$119.6

Operating income(1)	$47.9	$17.1

Net income(1)	$89.4	$1.1

Net earnings per diluted share(1)	$0.88	$0.01

Diluted shares outstanding	102.1	94.3

Adjusted EBITDA (2)	$88.8	$61.2

Free Cash Flow (2)	$19.7	$14.4

Principal amount of outstanding debt (3)	$998.5	$1,145.3

Cash and cash equivalents	$302.0	$251.7

Net Cash Position (4)	$99.4	$139.1
(1) Operating income, net income, and net income per diluted share for the three months ended December 31, 2021, included $0.4 million charge for costs related to the consolidation and exiting of certain facilities and $0.5 million for professional fees associated with certain acquisitions. Operating income, net income, and net income per diluted share for the three months ended December 31, 2020, included a $1.3 million charge for costs related to the consolidation and exiting of certain facilities and $0.7 million for the write-off of related inventory.
(2) For a reconciliation of net income (loss) to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.
(3)    In the third quarter of 2021, the Company reduced its total outstanding debt to $1.0 billion through the issuance of $400 million of 5.000% senior unsecured notes due 2029 and $600 million of senior secured term loan, along with a $125 million revolving credit facility that is currently undrawn. In completing the transactions, the Company used cash on hand to pay the transaction fees and expenses and reduce the total debt outstanding by $144.6 million.
(4)    For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available toward the end of this release.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2021	2020
	(in millions, except unit amounts and prices)
Games revenues
Gaming operations	$69.8	$49.7
Gaming equipment and systems	35.6	15.2
Games total revenues	$105.4	$64.9

Operating income(1)	$26.0	$1.3

Adjusted EBITDA (2)	55.9	37.9

Capital expenditures	$23.8	$19.7

Gaming operations information:
Units installed at period end:
Class II	9,719	9,278
Class III	7,184	6,467
Total installed base at period end (3)	16,903	15,745

Premium units (3)	7,840	6,478

Average units installed during period (3)	16,605	15,463

Daily win per unit ("DWPU") (4)	$40.83	$32.15

Unit sales information:
Units sold	1,910	797
Average sales price ("ASP")	$18,106	$18,060
(1) Operating income for the three months ended December 31, 2021, included $0.4 million charge for costs related to the consolidation and exiting of certain facilities. Operating income for the three months ended December 31, 2020, included a $0.6 million charge for costs related to the consolidation and exiting of certain facilities and $0.7 million for the write-off of inventory.
(2)    For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP measures provided toward the end of this release.
(3) The ending and average installed base include all units, whether or not casinos were open and whether or not the games were active.
(4) Daily win per unit reflects the total of all units installed at casinos, inclusive of closed casinos and inactive units, where such units would have recorded no revenue and excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.

2021 Fourth Quarter Games Segment Highlights
Games segment revenues increased to a quarterly record $105.4 million compared to $64.9 million in the fourth quarter of 2020, reflecting record sales of gaming machines and growth in gaming operations revenues, which includes increases in both the installed unit base and in Daily Win per Unit ("DWPU").
Operating income increased to $26.0 million compared to $1.3 million in the fourth quarter of 2020, reflecting the benefit of higher revenues, a greater contribution from the higher-margin gaming operations business, as well as lower amortization expense due to certain previously acquired assets that became fully amortized in the fourth quarter of 2020. Adjusted EBITDA rose to $55.9 million, from $37.9 million in the fourth quarter of 2020.
Gaming operations revenue grew 40% to $69.8 million from $49.7 million a year ago.
•DWPU increased to $40.83 in the fourth quarter of 2021 compared to $32.15 in the fourth quarter of 2020, primarily reflecting the ongoing expansion of the Company's higher-performing premium games, as well as the benefit from the improved player activity at casinos as the year-over-year impact of the pandemic subsided.
•The installed base as of December 31, 2021 was a record 16,903 units, a year-over-year increase of 7%, or 1,158 units. The installed base increased by 482 units on a quarterly sequential basis. In January 2022, subsequent to year-end, 204 gaming units went live at a new Oklahoma tribal casino that was originally scheduled to open in the 2021 fourth quarter.
•The premium portion of the installed base increased by 21%, or 1,362 units, year over year and by 489 units on a quarterly sequential basis to a record 7,840 units. This was the 14th consecutive quarterly sequential increase in premium units. Growth was driven in part by continued placements of Cashnado™ units, as well as the Company's popular premium mechanical reel games and Wide-area Progressive (“WAP”) gaming machines.
•Digital revenue rose 156% to $4.1 million compared to $1.6 million a year ago and was four times the 2019 amount. The B2B revenue increase more than offset a decline in B2C revenue as the Company has now fully exited its B2C social gaming operations. Digital revenue growth reflects an expanded base of iGaming operator sites featuring Everi's games – including new customer sites in Connecticut, and in Ontario and New Brunswick, Canada, that went live during the 2021 fourth quarter – along with a growing library of available slot content.
•Revenues from the New York Lottery systems business increased to $5.9 million compared to $4.5 million in the fourth quarter of 2020.
Gaming equipment and systems revenues generated from the sale of gaming machines and other related parts and equipment grew to a quarterly record $35.6 million in the fourth quarter of 2021 compared to $15.2 million in the fourth quarter of 2020. The Company sold a quarterly record 1,910 new units at an average selling price (“ASP”) of $18,106 in the 2021 fourth quarter, up 140% from 797 units at an ASP of $18,060 in the 2020 fourth quarter. The unit growth reflects an increase in industry ship share driven by the popularity of an expanding game library supporting the Empire Flex™ video reel cabinet and the ongoing performance of the Player Classic™ mechanical reel cabinet.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)*

	Three Months Ended December 31,
	2021*	2020*
	(in millions, unless otherwise noted)
FinTech revenues
Financial access services	$48.1	$31.0
Software and other	17.9	15.3
Hardware	9.0	8.3
FinTech total revenues	$75.0	$54.6

Operating income(1)	$21.9	$15.8

Adjusted EBITDA (2)	$32.8	$23.3

Capital expenditures	$7.6	$4.3

Value of financial access transactions:
Funds advanced	$2,438.5	$1,614.4
Funds dispensed	6,930.6	4,651.7
Check warranty	390.8	275.1
Total value processed	$9,759.9	$6,541.2

Number of financial access transactions:
Funds advanced	3.3	2.4
Funds dispensed	27.0	20.0
Check warranty	0.9	0.7
Total transactions completed	31.2	23.1
* Rounding may cause variances.
(1)Operating income for the three months ended December 31, 2021, included $0.5 million for professional fees associated with certain acquisitions. Operating income for the three months ended December 31, 2020, included a $0.7 million charge for costs related to the consolidation and exiting of certain facilities.
(2)For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.

2021 Fourth Quarter Financial Technology Solutions ("FinTech") Segment Highlights
FinTech revenues for the 2021 fourth quarter increased to a record $75.0 million compared to $54.6 million in the fourth quarter of 2020, primarily reflecting an increase in financial access services and software and other revenues.
Operating income rose to $21.9 million compared to $15.8 million in the fourth quarter of 2020. The increase primarily reflects the benefit of higher revenues partially offset by an increase in research and development expense in support of new products, such as new and enhanced Loyalty products, the Company’s CashClub Wallet® digital technology solution and new RegTech offerings. Adjusted EBITDA was $32.8 million compared to $23.3 million in the fourth quarter of 2020.
•Financial access services revenues, which include cashless and cash-dispensing debit and credit card transactions and check services, increased 55% from the fourth quarter of 2020 to a quarterly record $48.1 million, reflecting continued strength in casino activity. The number of financial transactions completed increased 35% in the fourth quarter 2021 compared to the fourth quarter of 2020 and was up 6% over the transactional activity of the pre-COVID fourth quarter of 2019.
•Software and other revenues, which include Loyalty and RegTech software, product subscriptions, kiosk maintenance services, and other revenue, rose 17% to a record $17.9 million compared to $15.3 million in the fourth quarter 2020. Approximately 76% and 77% of software and other revenues were of a recurring nature in the 2021 and 2020 fourth quarter periods, respectively.
•Hardware sales revenues increased 8% to $9.0 million compared to compared to $8.3 million in the fourth quarter of 2020.
Balance Sheet and Liquidity
•As of December 31, 2021, the Company had cash and cash equivalents of $302.0 million and a Net Cash Position of $99.4 million.
•Early in the 2021 fourth quarter, the Company paid $28.9 million to extend its placement agreement with a customer to a term of six years and $2.6 million to fund incremental placements with another customer for a term of 83 months. The Company does not expect to pay any placement fees in 2022.
Outlook
Everi today initiated annual guidance for 2022, including the expectation for year-over-year increases in revenue, Adjusted EBITDA and Free Cash Flow. The Company expects operating income to increase 8% to 13% year over year driving net income to a range of $125 million to $132 million and Adjusted EBITDA to increase 6% to 8% year over year to a range of $368 million to $376 million. Factors considered in Everi’s 2022 outlook include:
•Broad-based revenue growth across the Company’s operations, driven by:
◦Continued increases in the installed base of gaming operations units, including both standard and premium gaming machines, with DWPU anticipated to remain above $40 while still reflecting some quarterly variability due to continued effects of pandemic-related activity, as well as seasonal influences;
◦Higher annual unit sales for gaming machines;
◦Positive same-store growth trends in the Company’s financial access services, which also reflect new agreements with additional casino operators for Everi’s CashClub Wallet technology;
◦Increased revenues from Loyalty and RegTech software solutions, along with continued growth in software maintenance and support; and,
◦Higher annual sales of FinTech hardware.
•Operating and R&D expenses are expected to increase, reflecting competitive industry pressures on wages and benefits, as well as growth of headcount to support the Company’s expected revenue gains and to support internal product development.
•Capital expenditures are expected to be between $120 million and $132 million. No placement fees are anticipated to be paid in 2022.
•The Company expects to begin to record income taxes in 2022 at an expected rate of approximately 23%. However, cash taxes are expected to remain minimal during the year as the Company will offset earned income against a portion of its $361 million of gross net operating loss carryforwards.
•The Company’s 2022 outlook does not contemplate any additional meaningful impact from a macroeconomic or pandemic-related setback; it does reflect, however, a likely impact from less government stimulus benefits and an increase in inflationary pressure on consumer discretionary spending.

A summary and reconciliation of the financial targets are included in a supplemental table at the end of this release.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2021 fourth quarter and full year results at 11:00 a.m. EST (8:00 a.m. PST) today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 2:00 p.m. ET today and may be accessed by dialing +1 (412) 317-6671; the PIN number is 13727092. A replay will be available until March 8, 2022. The call also will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Contact”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance, and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Net Cash Position and Net Cash Available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.
We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, write-downs of inventory, property and equipment and intangible assets, employee severance costs and other related expenses, litigation settlement received net of legal costs, foreign exchange loss, asset acquisition expense, non-recurring professional fees, and one-time charges. We present Adjusted EBITDA, as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income (loss) per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define (i) Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements address our expected future business and financial performance, and often contain words such as “goal,” “target,” "indication," “future,” “assume," "estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will,” “can,” “could,” “aim to,” “designed to,” “will provide,” or “favorably positioned” or similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements regarding our ability to execute on key initiatives and deliver ongoing operating and financial improvements including guidance related to 2022 financial and operational metrics; regain or maintain revenue, earnings and Free Cash Flow momentum; sustain our overall growth; drive growth of the gaming operations installed base and DWPU; continue expanding the portions of the gaming floor the Company’s games address; successfully perform obligations required by acquisition agreements; and create incremental value for our shareholders, as well as statements regarding our expectations for the industry environment and the adoption of our products and technologies.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are often difficult to predict and many of which are beyond our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the impact of the ongoing COVID-19 global pandemic on our business, operations and financial condition, including (i) actions taken by international, federal, state, tribal and municipal governmental and regulatory agencies to contain the COVID-19 public health emergency or mitigate its impact, (ii) the direct and indirect economic effects of COVID-19 and measures to contain it, including directives, orders or similar actions by international, federal, state, tribal and municipal governmental and regulatory agencies to regulate freedom of movement and business operations such as travel restrictions, border closures, business closures, limitations on public gatherings, quarantines and shelter-in-place orders as well as re-opening safety protocols; our history of net losses and our ability to generate profits in the future; our ability to generate profits in the future and to create incremental value for shareholders; our debt leverage and the related covenants that restrict our operations; our ability to comply with our debt covenants and service outstanding debt; our ability to generate sufficient cash to service all of our indebtedness, fund working capital and capital expenditures; our ability to withstand unanticipated impacts of a pandemic outbreak of uncertain duration; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to maintain our current customers; technological obsolescence and our ability to adapt to evolving technologies; our ability to regain or maintain revenue, earnings, and cash flow momentum, and to enhance shareholder value in the long-term; our ability to execute on mergers, acquisitions and/or strategic alliances, including the timing and closing of acquisitions and our ability to integrate and operate such acquisitions consistent with our forecasts in order to achieve future growth; our ability to execute on key initiatives and deliver ongoing improvements; our ability to access the capital markets to raise funds; expectations regarding growth for the Company’s installed base and daily win per day; expectations regarding development and placement fee arrangements; expectations for re-opening of casinos; inaccuracies in underlying operating assumptions; expectations regarding customers’ and gaming patrons’ preferences and demands for future service and product offerings; the overall growth of the gaming industry, if any; gaming market contraction; our ability to replace revenue associated with terminated contracts; margin degradation from contract renewals; our ability to comply with the Europay, MasterCard and Visa global standard for cards equipped with security chip technology; our ability to successfully introduce new and enhanced products and services, including third-party licensed content; our ability to prevent, mitigate or timely recover from cybersecurity breaches, attacks and compromises; gaming establishment and patron preferences; failure to control product development costs and create successful new products; anticipated sales performance; employee turnover; national and international economic and industry conditions; our ability to withstand global supply chain disruption; changes in global market, business and regulatory conditions arising as a result of the COVID-19 global pandemic; changes in gaming regulatory, card association and statutory requirements; regulatory and licensing difficulties, competitive pressures and changes in the competitive environment; operational limitations; our ability to comply with regulatory requirements under the Payment Card Industry (“PCI”) Data Security Standards and maintain our certified status; changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; business prospects; unanticipated expenses or capital needs and those other risks and uncertainties discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission expected to be filed on March 1, 2022. Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and speak only as of the date hereof.
This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2021, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi’s mission is to lead the gaming industry through the power of people, imagination and technology. With a focus on player engagement and helping casino customers operate more efficiently, the Company develops entertaining game content and gaming machines, gaming systems, and services for land-based and iGaming operators. The Company is also a preeminent and comprehensive provider of trusted financial technology solutions that power the casino floor while improving operational efficiencies and fulfilling regulatory compliance requirements, including products and services that facilitate convenient and secure cash and cashless financial transactions, self-service player loyalty tools and applications, and regulatory and intelligence software. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.
Investor Relations Contacts:
Everi Holdings Inc.                            JCIR
William Pfund                                Richard Land, James Leahy
SVP, Investor Relations                        212-835-8500 or evri@jcir.com
702-676-9513 or william.pfund@everi.com
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EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(In thousands, except earnings (loss) per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues
Games revenues
Gaming operations	$69,826	$49,686	$272,767	$156,199
Gaming equipment and systems	35,546	15,211	103,844	44,006
Gaming other	36	20	118	96
Games total revenues	105,408	64,917	376,729	200,301
FinTech revenues
Financial access services	48,046	31,049	178,019	112,035
Software and other	17,923	15,293	67,797	47,041
Hardware	9,011	8,293	37,840	24,297
FinTech total revenues	74,980	54,635	283,656	183,373
Total revenues	180,388	119,552	660,385	383,674
Costs and expenses
Games cost of revenues
Gaming operations	5,887	4,721	21,663	15,192
Gaming equipment and systems	21,035	9,055	60,093	25,680
Gaming other	—	—	—	456
Games total cost of revenues	26,922	13,776	81,756	41,328
FinTech cost of revenues
Financial access services	1,916	1,528	6,779	6,755
Software and other	933	972	4,129	3,029
Hardware	5,707	5,272	22,785	14,724
FinTech total cost of revenues	8,556	7,772	33,693	24,508
Operating expenses	55,580	37,118	188,900	152,546
Research and development	12,252	6,985	39,051	27,943
Depreciation	14,916	18,759	61,487	67,459
Amortization	14,307	17,993	57,987	75,305
Total costs and expenses	132,533	102,403	462,874	389,089
Operating income (loss)	$47,855	$17,149	$197,511	$(5,415)
Other expenses
Interest expense, net of interest income	11,609	18,338	62,097	74,564
Loss on extinguishment of debt	—	—	34,389	7,457
Total other expenses	11,609	18,338	96,486	82,021
Income (loss) before income tax	36,246	(1,189)	101,025	(87,436)
Income tax benefit	(53,185)	(2,322)	(51,900)	(5,756)
Net income (loss)	89,431	1,133	152,925	(81,680)
Foreign currency translation gain (loss)	71	923	(264)	(372)
Comprehensive income (loss)	$89,502	$2,056	$152,661	$(82,052)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Earnings (loss) per share
Basic	$0.98	$0.01	$1.71	$(0.96)
Diluted	$0.88	$0.01	$1.53	$(0.96)
Weighted average common shares outstanding
Basic	91,206	86,205	89,284	85,379
Diluted	102,081	94,256	99,967	85,379

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	At December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$302,009	$251,706
Settlement receivables	89,275	60,652
Trade and other receivables, net of allowances for credit losses of $5,161 and $3,689 at December 31, 2021 and December 31, 2020, respectively	104,822	74,191
Inventory	29,233	27,742
Prepaid expenses and other current assets	27,299	17,348
Total current assets	552,638	431,639
Non-current assets
Property and equipment, net	119,993	112,323
Goodwill	682,663	681,974
Other intangible assets, net	214,594	214,627
Other receivables	13,982	14,620
Deferred tax assets, net	32,121	—
Other assets	19,659	21,996
Total non-current assets	1,083,012	1,045,540
Total assets	$1,635,650	$1,477,179
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Settlement liabilities	$291,861	$173,211
Accounts payable and accrued expenses	173,933	145,029
Current portion of long-term debt	6,000	1,250
Total current liabilities	471,794	319,490
Non-current liabilities
Long-term debt, less current portion	975,525	1,128,003
Deferred tax liabilities, net	—	19,956
Other accrued expenses and liabilities	13,831	17,628
Total non-current liabilities	989,356	1,165,587
Total liabilities	1,461,150	1,485,077
Commitments and contingencies
Stockholders’ equity (deficit)
Convertible preferred stock, 0.001 par value, 50,000 shares authorized and no shares outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized and 116,996 and 91,313 shares issued and outstanding at December 31, 2021, respectively, and 111,872 and 86,683 shares issued and outstanding at December 31, 2020, respectively	117	112
Additional paid-in capital	505,757	466,614
Accumulated deficit	(141,755)	(294,620)
Accumulated other comprehensive loss	(1,455)	(1,191)
Treasury stock, at cost, 25,683 and 25,190 shares at December 31, 2021 and December 31, 2020, respectively	(188,164)	(178,813)
Total stockholders’ equity (deficit)	174,500	(7,898)
Total liabilities and stockholders’ equity (deficit)	$1,635,650	$1,477,179

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$152,925	$(81,680)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	61,487	67,459
Amortization	57,987	75,305
Non-cash lease expense	4,401	4,880
Amortization of financing costs and discounts	3,937	4,283
Loss on sale or disposal of assets	1,658	450
Accretion of contract rights	9,318	7,675
Provision for credit losses	7,540	8,010
Deferred income taxes	(52,077)	(6,579)
Reserve for inventory obsolescence	2,275	2,166
Write-down of assets	—	13,068
Loss on extinguishment of debt	34,389	7,457
Stock-based compensation	20,900	13,036
Other non-cash items	53	456
Changes in operating assets and liabilities:
Settlement receivables	(28,624)	9,881
Trade and other receivables	(37,617)	8,621
Inventory	(3,755)	(5,650)
Prepaid expenses and other assets	(10,219)	(4,301)
Settlement liabilities	118,651	(61,133)
Accounts payable and accrued expenses	48,401	(27,225)
Net cash provided by operating activities	391,630	36,179
Cash flows from investing activities
Capital expenditures	(104,708)	(76,429)
Acquisitions, net of cash acquired	(16,000)	(15,000)
Proceeds from sale of property and equipment	261	396
Placement fee agreements	(31,465)	(3,085)
Net cash used in investing activities	(151,912)	(94,118)
Cash flows from financing activities
Proceeds from new term loan	600,000	—
Repayments of new term loan	(1,500)	—
Repayments of prior term loan	(735,500)	(13,500)
Proceeds from prior incremental term loan	—	125,000
Repayment of prior incremental term loan	(124,375)	(625)
Proceeds from prior revolver	—	35,000
Repayments of prior revolver	—	(35,000)
Proceeds from 2021 unsecured notes	400,000	—
Repayments of 2017 unsecured notes	(285,381)	(89,619)
Fees associated with debt transactions — new debt	(19,797)	—
Fees associated with debt transactions — prior debt	(20,828)	(11,128)
Proceeds from exercise of stock options	18,251	6,226
Treasury stock	(9,354)	(1,288)
Payment of acquisition contingent consideration	(9,875)	—
Net cash (used in) provided by financing activities	(188,359)	15,066
Effect of exchange rates on cash and cash equivalents	18	(1,388)
Cash, cash equivalents and restricted cash
Net increase (decrease) for the period	51,377	(44,261)
Balance, beginning of the period	252,349	296,610
Balance, end of the period	$303,726	$252,349

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At December 31,
	2021	2020
Cash available
Cash and cash equivalents (1)	$302,009	$251,706
Settlement receivables	89,275	60,652
Settlement liabilities	(291,861)	(173,211)
Net Cash Position	99,423	139,147

Undrawn revolving credit facility	125,000	35,000
Net Cash Available	$224,423	$174,147
(1) Cash and cash equivalents does not include $1.7 million and $0.6 million of restricted cash at December 31, 2021 and 2020, respectively.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended December 31, 2021
	Games	FinTech	Total
Net income			$89,431
Income tax benefit			(53,185)
Interest expense, net of interest income			11,609
Operating income	$25,957	$21,898	$47,855

Plus: depreciation and amortization	23,156	6,067	29,223
EBITDA	$49,113	$27,965	$77,078

Non-cash stock-based compensation expense	4,095	4,401	8,496
Accretion of contract rights	2,352	—	2,352
Office and warehouse consolidation	365	—	365
Non-recurring professional fees and other	—	476	$476
Adjusted EBITDA	$55,925	$32,842	$88,767

Cash paid for interest			(6,057)
Cash paid for capital expenditures			(31,420)
Cash paid for placement fees			(31,465)
Cash paid for income taxes, net			(87)
Free Cash Flow			$19,738

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended December 31, 2020
	Games	FinTech	Total
Net income			$1,133
Income tax benefit			(2,322)
Interest expense, net of interest income			18,338
Operating income	$1,304	$15,845	$17,149

Plus: depreciation and amortization	31,405	5,346	36,751
EBITDA	$32,709	$21,191	$53,900

Non-cash stock-based compensation expense	1,509	1,419	2,928
Accretion of contract rights	2,330	—	2,330
Office and warehouse consolidation	626	676	1,302
Write-off of inventory, property and equipment and intangible assets	733	—	733
Adjusted EBITDA	$37,907	$23,286	$61,193

Cash paid for interest			(22,231)
Cash paid for capital expenditures			(24,001)
Cash paid for placement fees			(64)
Cash paid for income taxes, net			(495)
Free Cash Flow			$14,402

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Year Ended December 31, 2021
	Games	FinTech	Total
Net income			$152,925
Income tax benefit			(51,900)
Loss on extinguishment of debt			34,389
Interest expense, net of interest income			62,097
Operating income	$102,021	$95,490	$197,511

Plus: depreciation and amortization	96,742	22,732	119,474
EBITDA	$198,763	$118,222	$316,985

Non-cash stock-based compensation expense	10,170	10,730	20,900
Accretion of contract rights	9,318	—	9,318
Litigation settlement, net	—	(1,107)	(1,107)
Office and warehouse consolidation	365	—	365
Asset acquisition expense, non-recurring professional fees and other	—	744	744
Adjusted EBITDA	$218,616	$128,589	$347,205

Cash paid for interest			(51,224)
Cash paid for capital expenditures			(104,708)
Cash paid for placement fees			(31,465)
Cash paid for income taxes, net			(1,062)
Free Cash Flow			$158,746

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Year Ended December 31, 2020
	Games	FinTech	Total
Net loss			$(81,680)
Income tax benefit			(5,756)
Loss on extinguishment of debt			7,457
Interest expense, net of interest income			74,564
Operating (loss) income	$(46,368)	$40,953	$(5,415)

Plus: depreciation and amortization	121,492	21,272	142,764
EBITDA	$75,124	$62,225	$137,349

Non-cash stock-based compensation expense	6,746	6,290	13,036
Accretion of contract rights	7,675	—	7,675
Write-down of inventory, property and equipment and intangible assets	9,965	1,801	11,766
Employee severance costs and other expenses	1,578	1,122	2,700
Foreign exchange loss	83	1,199	1,282
Office and warehouse consolidation	626	676	1,302
Non-recurring professional fees	30	932	962
Other one-time charges	456	—	456
Adjusted EBITDA	$102,283	$74,245	$176,528

Cash paid for interest			(67,562)
Cash paid for capital expenditures			(76,429)
Cash paid for placement fees			(3,085)
Cash paid for income taxes, net			(576)
Free Cash Flow			$28,876

EVERI HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA AND PROJECTED ADJUSTED EBITDA FOR THE YEAR ENDING DECEMBER 31, 2022
(In thousands)

	2022 Guidance Range (1)
	Low	High
Projected net income	$125,000	$132,000
Projected income tax provision @ 23%	37,000	39,000
Projected interest expense, net of interest income	52,000	53,000
Projected operating income	$214,000	$224,000

Plus: projected depreciation and amortization	121,000	116,000
Projected EBITDA	$335,000	$340,000

Projected non-cash stock compensation expense	19,000	22,000
Projected accretion of contract rights	12,000	10,000
Projected asset acquisition expense and non-recurring professional fees	2,000	4,000
Projected Adjusted EBITDA	$368,000	$376,000

Projected cash paid for interest	(48,000)	(51,000)
Projected cash paid for capital expenditures	(132,000)	(120,000)
Projected cash paid for placement fees	—	—
Projected cash paid for income taxes, net of refunds	(3,000)	(5,000)
Projected Free Cash Flow	$185,000	$200,000
(1) All figures presented are projected estimates for the year ending December 31, 2022.